CERTIFICATE OF AMENDMENT
                  TO THE RESTATED CERTIFICATE OF INCORPORATION,
                              OF SAFETY-KLEEN CORP.

     Safety-Kleen Corp. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of
Delaware (the "DGCL"), does hereby amend the Restated Certificate of Incorporation of the Corporation.

     The undersigned hereby certifies that this amendment to the Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with Section 242 of the DGCL.

     FIRST: That the Restated Certificate of Incorporation of said corporation be amended as follows:

     FOURTH: The total number of shares of stock which the Corporation is authorized to issue is two hundred fifty-one million (251,000,000) shares, divided into two classes. The designation of each class, and the par value of the shares of each class are as follows:

  CLASS                  NO. OF SHARES              PER SHARE PAR VALUE
Common                     250,000,000                $1.00 per share
Preferred                  1,000,000                  $1.00 per share

     All preferred stock authorized for issuance by the Corporation may be issued in series or without series from time to time with the designations, preferences, and relative, participating, optional or other special rights of the class or series of the class fixed by resolution or resolutions of the Board of Directors. Such resolutions may also provide for the convertibility of the preferred stock or any series thereof into any other classes of stock of the Corporation, including the common stock, upon such terms and rations as shall be determined by the Board of Directors.

     Article EIGHTH of the Restated Certificate of Incorporation of the Corporation is hereby amended to include the following text after the last paragraph thereof:

               5. Reverse Split. Effective as of the close of business on the date of filing this Amendment to the Restated Certificate of Incorporation (the "Effective Time"), the filing of this Amendment shall effect a Reverse Split (the "Reverse Split") pursuant to which each four shares of common stock, par value $1 per share, of the Corporation issued and outstanding, shall be combined into one validly issued, fully paid and nonassessable share of common stock, par value $1 per share, of the Corporation. The number of authorized shares, the number of shares of treasury stock and the

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          par value of the common  stock shall not be affected by
          the Reverse Split. Each stock certificate that prior to the Effective Time represented shares of common stock shall, following the Effective Time, represent the number of shares into which the shares of common stock represented by such certificate shall be combined. The Corporation shall not issue fractional shares or scrip as a result of the Reverse Split, but shall arrange for the disposition of shares on behalf of those record holders of common stock at the Effective Time who would otherwise be entitled to fractional shares as a result of the Reverse Split.

     SECOND: That such amendments have been duly adopted by the affirmative vote of the holders of a majority of the stock entitled to vote in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     THIRD: That the effective time of this Certificate of Amendment to the Restated Certificate of Incorporation shall be at the close of business on the date filed with the Secretary of State of the State of Delaware.

     THE UNDERSIGNED, being the President and Chief Executive Officer of the Corporation, for the purpose of amending the Restated Certificate of Incorporation of the Corporation pursuant to the DGCL, does make this amendment to the Restated Certificate of Incorporation of the Corporation, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly I have hereunto set my hand as of this 30th day of November, 1998.

                                      SAFETY-KLEEN CORP.

                                      By: /s/ Kenneth W. Winger
                                          -----------------------
                                          Kenneth W. Winger
                                          President and Chief Executive Officer

ATTEST:

/s/ Henry H. Taylor
-------------------
Henry H. Taylor
Secretary

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